Exhibit 99.1

TO BUSINESS EDITOR:

Inter-Tel Announces Third Quarter 2003 Results

Third Quarter Sales of $94.5 Million and EPS of $0.27

     TEMPE, Ariz., Oct. 20 /PRNewswire-FirstCall/ — Inter-Tel, Incorporated (Nasdaq: INTL) today announced operating results for the third quarter and nine months ended September 30, 2003. Net sales for the third quarter of 2003 were $94.5 million, compared to net sales of $96.7 million for the third quarter of 2002. Net sales for the nine months ended September 30, 2003 were $273.8 million, compared to net sales of $282.7 million for the same period in 2002.

     For the quarter ended September 30, 2003, the Company reported net income of $7.2 million ($0.27 per diluted share), compared to net income of $7.5 million ($0.29 per diluted share) in the third quarter of 2002. Net income for the nine months ended September 30, 2003 was $19.2 million ($0.73 per diluted share), compared to net income of $29.97 million ($1.17 per diluted share) for the same period in 2002, including an arbitration settlement(1). Excluding the arbitration settlement in 2002, net income for the nine months ended September 30, 2002 was $20.5 million ($0.80 per diluted share).

     “We are pleased with Inter-Tel’s operating performance and cash generation during the third quarter of 2003, especially during this period of continued difficult economic conditions for capital spending,” noted Steven G. Mihaylo, Inter-Tel’s Chairman and CEO. “Inter-Tel’s third quarter gross margin increased to 52.1% compared to 50.7% in the third quarter of 2002. This increase reflected the continued strength of recurring revenues from our existing customer base, cost reductions achieved through process improvements and increases in sales of our software as a component of our system shipments and installations.”

     Mr. Mihaylo added, “Inter-Tel’s cash and short-term investment balances at September 30, 2003 totaled $142.5 million. This quarter again reflected continued cash generated from operations, with effective management of our inventory and accounts receivable levels. For the quarter ended September 30, 2003, days sales outstanding were approximately 42 days and inventory turns were approximately 14.5 times, reflecting our continuous improvement efforts.”

     You may access our quarterly earnings results conference call, which is scheduled for October 20, 2003 at 5:30 p.m. (EDT) via the Internet at http://www.inter-tel.com . Select “News & Events” from the top navigation bar. A link to the webcast will be displayed within the “News & Events” section. A replay of the conference call will be available on the Internet until October 20, 2004.

     About Inter-Tel, Incorporated

     Inter-Tel (Nasdaq: INTL) is an Arizona-based corporation. Focused on the small- to medium-sized enterprise, Inter-Tel offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that focus on voice & data network design and traffic provisioning, custom application development, and financial solutions packages that respond to business communications needs. An industry-leading provider, Inter-Tel employs over 1,700 people, and services business customers through a network of more than 50 direct sales offices and over 350 authorized dealers in the United States, United Kingdom and Asia. More information is available at www.inter-tel.com .

(1)	Inter-Tel received a gross cash award of $20 million in February 2002 in settlement of a binding arbitration claim. Income taxes, attorney’s fees, expert witness costs, arbitration costs and additional costs and expenses, were estimated at $10.5 million during 2002. Accordingly, after-tax net income from this arbitration totaled approximately $9.5 million ($0.37 per diluted share) in the first nine months of 2002.

INTER-TEL, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months
(in thousands, except per share amounts)	Ended September 30,
	2003	2002
NET SALES	$94,545	$96,665
Cost of sales	45,301	47,615
GROSS PROFIT	49,244	49,050
Research & development	5,718	4,871
Selling, general and administrative	31,761	32,194
Amortization	445	269
	37,924	37,334
OPERATING INCOME	11,320	11,716
Interest and other income	351	411
Foreign currency transaction gains	5	73
Interest expense	(34)	(34)
INCOME BEFORE INCOME TAXES	11,642	12,166
INCOME TAXES	4,424	4,623
NET INCOME	$7,218	$7,543
NET INCOME PER SHARE — BASIC	$0.29	$0.31
NET INCOME PER SHARE — DILUTED	$0.27	$0.29
Average number of common shares outstanding — Basic	25,107	24,544
Average number of common shares outstanding — Diluted	26,865	26,033
Selected accounts as percentage of net sales:
Gross profit (margin)	52.1%	50.7%
Research and development	6.0%	5.0%
Selling, general and administrative	33.6%	33.3%
Operating Income	12.0%	12.1%
Net Income	7.6%	7.8%

INTER-TEL, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Nine Months		YTD 9/30/02	YTD
(in thousands, except	Ended September 30,		Excluding	09/30/2002
per share amounts)	2003	2002	Arbitration	Arbitration
NET SALES	$273,816	$282,682	$282,682	$0
Cost of sales	130,248	140,104	140,104	—
GROSS PROFIT	143,568	142,578	142,578	—
Research & development	16,378	13,726	13,726	—
Selling, general and administrative	96,008	95,717	95,717	—
Amortization	1,359	795	795	—
	113,745	110,238	110,238	—
OPERATING INCOME	29,823	32,340	32,340	—
Litigation settlement (net of costs except for taxes)	—	15,516	—	15,516
Interest and other, net	1,226	1,364	1,364	—
Write-down of investment in Inter-Tel.NET/Vianet	—	(1,200)	(1,200)	—
Foreign currency transaction gains (losses)	(9)	273	273	—
Interest expense	(137)	(114)	(114)	—
INCOME BEFORE INCOME TAXES	30,903	48,179	32,663	15,516
INCOME TAXES	11,744	18,206	12,182	6,024
NET INCOME	$19,159	$29,973	$20,481	$9,492
NET INCOME PER SHARE — BASIC	$0.77	$1.23	$0.84	$0.39
NET INCOME PER SHARE — DILUTED	$0.73	$1.17	$0.80	$0.37
Average number of common shares outstanding — Basic	24,991	24,331	24,331	24,331
Average number of common shares outstanding — Diluted	26,291	25,715	25,715	25,715

OTHER SELECTED FINANCIAL DATA

(in millions, except	September 30,	June 30,	March 31,	December 31,
DSO and Inventory	2003	2003	2003	2002
turn amounts)
Cash and short-term investments	$142.5	$137.0	$131.6	$125.8
Accounts receivable - net	43.6	42.5	37.7	42.6
Inventory	12.5	12.8	11.4	11.3
DSO (based on 90 days sales)	41.5	40.2	40.3	38.8
DSO (based on trailing 12 mo. sales)	42.2	40.8	36.1	40.2
Inventory turns	14.5	14.4	14.1	10.6

	September 30,	September 30,
	2003	2002
Depreciation and amortization (in SG&A and R&D):
For the nine months ended September 30	$6.8	$6.4
For the quarter ended September 30	2.8	2.6
Capital Expenditures:
For the nine months ended September 30	6.3	5.2
For the quarter ended September 30	4.2	2.4

SOURCE Inter-Tel, Incorporated
    -0-                    10/20/2003
    /CONTACT: Steven G. Mihaylo, Chairman, President and CEO,
+1-775-954-1211, or Norman Stout, Executive Vice President and CAO,
+1-480-449-8900, or Craig W. Rauchle, Executive Vice President and COO,
+1-775-954-1200, or Kurt R. Kneip, Sr. Vice President and CFO,
+1-480-449-8900, all of Inter-Tel, Incorporated/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site: http://www.inter-tel.com /
    (INTL)